DISTRIBUTION AGREEMENT

THIS AGREEMENT, made this first day of  JUNE, 2011 by and between ZHEJIANG UNITED POWER ENERGY CO.,LTD, a corporation duly organized under the laws of the People’s Republic of China having its principal place of business at No. 489 Jianduan Road, Qingshan Industrial Park, Tonglu, Hangzhou, Zhejiang, China (hereinafter "SUPPLIER"), and GOLDEN OASIS NEW ENERGY GROUP, Inc. , a corporation duly organized under the laws of State of Nevada of the United States, with its registered address at  2112A Stonington Avenue Hoffman Esstates, IL 60169 hereinafter ("DISTRIBUTOR").

WHEREAS, SUPPLIER manufactures and markets certain products and desires to increase the sales of such products;

WHEREAS, DISTRIBUTOR has represented that it possesses the necessary expertise and marketing organization to promote and sell such products; and

WHEREAS, SUPPLIER is willing to appoint DISTRIBUTOR and DISTRIBUTOR is willing to accept such appointment as distributor of SUPPLIER'S products in the territory defined herein;

NOW, THEREFORE, In consideration of the mutual premises and covenants hereinafter set forth, the parties agree as follows:

ARTICLE 1 DEFINITIONS

For purposes of this Agreement, the following words, terms and phrases, where written with an initial capital letter, shall have the meanings assigned to them in this Article 1 unless the context otherwise requires:

1.1  Products.  "Products" shall mean those products described in Exhibit I hereto as that Exhibit may be amended with both parties’ written consent.

1.2  Territory.  "Territory" shall mean the area specifically described in Exhibit II hereto as that Exhibit may be amended from time to time.

1.3  SUPPLIER Information.  "SUPPLIER Information" shall mean all information, other than information in published form or expressly designated by SUPPLIER as non-confidential, which is directly or indirectly disclosed to DISTRIBUTOR or embodied in Products provided hereunder, regardless of the form in which it is disclosed, relating in any way to SUPPLIER'S markets, customers, products, patents, inventions, procedures, methods, designs, strategies, plans, assets, liabilities, costs, revenues, profits, organization, employees, agents, distributors or business in general.

ARTICLE 2 APPOINTMENT

2.1  Scope.  SUPPLIER hereby appoints DISTRIBUTOR, and DISTRIBUTOR hereby accepts appointment, as SUPPLIER'S distributor during the term of this Agreement with the right to sell or otherwise distribute Products in the Territory, under SUPPLIER'S name, logotypes, and trademarks, subject to all the terms and conditions of this Agreement. SUPPLIER shall not sell, distribute, rent or lease Products directly or indirectly, or through any other distributors or agents in the Territory.  Notwithstanding the foregoing, Distributor is not prohibited from distributing products produced and supplied by entities other than the Supplier.

2.2  Subdistributors.  DISTRIBUTOR shall be entitled, at its sole discretion, to appoint subdistributors or agents to promote and/or distribute Products in the Territory.  However, notwithstanding any such appointments, DISTRIBUTOR shall at all times remain fully liable for the performance of its subdistributors and/or agents and DISTRIBUTOR hereby agrees to indemnify and hold harmless SUPPLIER from all damages, losses, costs or expenses arising in any manner from any act or omission on the part of its subdistributors or agents.

2.3  Sales Outside the Territory.  Nothing herein shall be construed as precluding DISTRIBUTOR from selling Products outside the Territory, provided that DISTRIBUTOR shall not actively advertise, promote or solicit customers for Products outside the Territory nor establish any office through which orders are solicited or any depot at which inventories of SUPPLIER Products are stored outside the Territory.

ARTICLE 3  GENERAL OBLIGATIONS OF DISTRIBUTOR

3.1  Marketing.  DISTRIBUTOR shall have the following obligations with respect to the marketing and distribution of SUPPLIER Products:

(a)To use its best efforts to further the promotion, marketing, sale and other distribution of Products in the Territory;

(b)To maintain an adequate and balanced inventory of Products, supplies, and spare parts;
(c)To promptly respond to all inquiries from customers, including complaints, process all orders, and effect all shipments of Products;

(d)To diligently investigate all leads with respect to potential customers referred to it by SUPPLIER;

(e)To permit SUPPLIER to visit DISTRIBUTOR'S customers and to visit DISTRIBUTOR'S place of business and inspect its inventories, service records, and other relevant documents.

(f)To maintain throughout the Territory an adequate sales force dedicated on a full-time basis to the sale of Products;

(g)To participate actively in sales or merchandising programs prepared by SUPPLIER; to participate in all fairs and exhibitions in the Territory where such participation will, in the judgment of SUPPLIER, promote the Products; and to develop and implement sales programs for the promotion of the Products;

(h)To provide SUPPLIER i[pm reqiestwith a report of its activities with respect to the Products in the Territory during such year, which report shall be in such form and in such detail as SUPPLIER may reasonably require.

3.2  Advertising.  DISTRIBUTOR shall diligently undertake to advertise the Products in the Territory.

3.4 Customer Support.  DISTRIBUTOR agrees to cooperate with SUPPLIER in dealing with any customer complaints concerning the Products and to take any action requested by SUPPLIER to resolve such complaints.  DISTRIBUTOR also agrees to assist SUPPLIER in arranging for any customer warranty service. However, any and all expenses incurred hereby shall be borne by SUPPLIER.

3.5 Expenses.  Unless otherwise expressly provided herein, DISTRIBUTOR assumes full responsibility for all costs and expenses which it incurs in carrying out its obligations under this Agreement, including but not limited to all rentals, salaries, commissions, advertising, demonstration, travel and accommodation expenses without the right to reimbursement for any portion thereof from SUPPLIER.

ARTICLE 4  ORDERS FOR PRODUCTS

4.1  Purchase Orders.  DISTRIBUTOR shall submit purchase orders for the Products to SUPPLIER in writing or by telex, telegram or cable which shall set forth, at a minimum:

(a)An identification of the Products ordered, including model numbers,

(b)Quantity,

(c)Requested delivery dates, and

(d)Shipping instructions and shipping address.

4.1 DISTRIBUTOR shall ensure that its purchase orders are received by SUPPLIER at least forty five (45)days prior to the delivery dates requested in the order.  DISTRIBUTOR shall not be entitled to order quantities of the Products in any calendar quarter in excess of an amount as mutually agreed by the parties without the specific approval of SUPPLIER pursuant to a writing separate from any acceptance of a purchase order.

4.2  Acceptance of Orders.  All purchase orders from DISTRIBUTOR are subject to acceptance in writing by SUPPLIER which acceptance shall be delivered by mail to a regularly established post office, or by telex, telegram or cable through a regularly established agency of a commercial telex, telegram or cable company.  Each purchase order shall be deemed to be an offer by DISTRIBUTOR to purchase the Products pursuant to the terms of this Agreement and, when accepted by SUPPLIER as hereinabove provided, shall give rise to a contract under the terms set forth herein to the exclusion of any additional or contrary terms set forth in the purchase order.

4.3  Delivery Terms. "Free Carrier" shall be construed in accordance with INCOTERMS 1980 of the International Chamber of Commerce.  SUPPLIER shall have no further responsibility for the Products, and all risk of damage to or loss or delay of the Products shall pass to DISTRIBUTOR upon their delivery at the Free Carrier delivery point to (a) a common carrier or (b) an agent or any other person specified by DISTRIBUTOR acting on behalf of DISTRIBUTOR.  DISTRIBUTOR shall insure each shipment of Products with a reputable insurer for the full invoice of such shipment.  Such insurance shall provide for full coverage from the time the Products are delivered at the Free Carrier point until DISTRIBUTOR shall have paid SUPPLIER for such Products in full.  SUPPLIER reserves all rights with respect to delivered Products permitted by law including, without limitation, the rights of recission, repossession, resale, and stoppage in transit until the full amount due from DISTRIBUTOR in respect of all delivered Products has been paid.
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4.4  Modification of Orders.  No accepted purchase order shall be modified or cancelled except upon the written agreement of both parties.  DISTRIBUTOR'S purchase orders or mutually agreed change orders shall be subject to all provisions of this Agreement, whether or not the purchase order or change order so states.

Title and Possession of Orders.  Distributor shall take title and possession to all Products ordered hereunder and be responsible for fulfilling all orders.  All risks of loss on these Products ordered shall be on Distributor.

ARTICLE 5 PRICES AND PAYMENTS

5.1  Prices.  The prices to be paid by for Products purchased pursuant to the Distribution Agreement shall be no more than 10% over SUPPLIER’s cost of producing the Products. SUPPLIER will not require DISTRIBUTOR to purchase a quantity of products in excess of that which DISTRIBUTOR can reasonably afford or reasonably expect to sell in within two to three months of our purchase of the Products.

5.2  Price Increases, Decreases.  SUPPLIER may, at any time during the term of this Agreement, increase its prices for the Products by providing DISTRIBUTOR with at least sixty (60) days prior written notice.  Increased prices for all Products shall not apply to purchase orders accepted prior to the effective date of the price increase unless such orders provide for delivery, and delivery is in fact made, more than one-hundred and twenty (120) days after the date of acceptance of the order.  Price decreases with respect to all Products shall be effective immediately upon written notice to the DISTRIBUTOR on all such Products not yet delivered.

5.3  Payment Terms.  Until such time as DISTRIBUTOR shall have established a credit history satisfactory to SUPPLIER, payments by DISTRIBUTOR hereunder shall be made by irrevocable, transferrable and divisible letter of credit opened at DISTRIBUTOR'S expense, issued or confirmed by a bank specified by, or acceptable to, SUPPLIER, cash in advance, or such other method of secured payment as SUPPLIER shall prescribe.  Thereafter, all payments hereunder shall be due net forty-five (45) days from the date of shipment of the Products, or from the date of invoice for such charges as taxes, duties, interest or like special charges, payable to the bank or banks specified by SUPPLIER in writing from time to time.  All payments hereunder shall be made in U.S. dollars or such other currency as may be mutually agreed upon.

5.4  Resale Prices.  DISTRIBUTOR may resell Products at such prices as DISTRIBUTOR, in its sole discretion, shall determine.

5.5  Overdue Payments.  If and for so long as any payment from DISTRIBUTOR to SUPPLIER under this Agreement shall be overdue:

(a)Interest at the rate of one percent ( 1%) per annum shall automatically become due on all balances outstanding plus a minimum administrative and handling charge of U.S. $ one thousand (1000) per month or part thereof; and

(b)SUPPLIER shall have the right, in its sole discretion, to require payment for additional shipments of Products either by cash in advance or by an irrevocable transferrable, divisible letter of credit in U.S. dollars confirmed by a U.S. bank specified by SUPPLIER, instead of by open account as provided above.

ARTICLE 6 ACCEPTANCE AND WARRANTY

6.1  Acceptance of Products.  In the event of any shortage, damage or discrepancy in or to a shipment of Products, DISTRIBUTOR shall promptly report the same to SUPPLIER and furnish such written evidence or other documentation.  SUPPLIER shall not be liable for any such shortage, damage or discrepancy unless SUPPLIER has received notice and substantiating evidence thereof from DISTRIBUTOR within thirty (30) days of arrival of the Products at DISTRIBUTOR'S shipping address in the Territory.  If the substantiating evidence delivered by DISTRIBUTOR demonstrates to SUPPLIER'S satisfaction that SUPPLIER is responsible for such shortage, damage or discrepancy, SUPPLIER shall promptly deliver additional or substitute Products to DISTRIBUTOR in accordance with the delivery procedures set forth herein and SUPPLIER shall be responsible for all losses and expenses suffered or incurred by DISTRIBUTOR..

ARTICLE 7  REMEDIES
SUPPLIER AND DISTRIBUTOR UNDERSTANDS AND AGREES AS FOLLOWS:

7.1  Delay.  Supplier shall be liable for any loss or damage caused by delay in furnishing products and services or any other performance under or pursuant to this agreement.

ARTICLE 8 CONFIDENTIALITY

DISTRIBUTOR acknowledges and agrees that all SUPPLIER Information is confidential and proprietary to SUPPLIER.  DISTRIBUTOR agrees not to use any of such SUPPLIER Information during the term of this Agreement and for a period of five (5) years thereafter for any purpose other than as permitted or required for performance by DISTRIBUTOR hereunder.  DISTRIBUTOR further agrees not to disclose or provide any of such SUPPLIER Information to any third party and to take all necessary measures to prevent any such disclosure by its employees, agents, contractors or consultants during the term hereof and for a period of five (5) years thereafter.  Nothing herein shall prevent DISTRIBUTOR from using, disclosing or authorizing the disclosure of any SUPPLIER Information which is, or hereafter becomes, part of the public domain.

ARTICLE 9 TRADEMARKS

9.1  Use of Trademarks.  SUPPLIER hereby grants to DISTRIBUTOR a non-exclusive, non-transferable, and royalty-free right and license to use the SUPPLIER trademarks specified in Exhibit V attached hereto, as such Exhibit may be modified from time to time during the term of this Agreement, in connection with the sale or other distribution, promotion, advertising and maintenance of the Products for so long as such trademarks are used by DISTRIBUTOR in accordance with SUPPLIER'S standards, specifications and instructions, but in no event beyond the term of this Agreement.  DISTRIBUTOR shall afford SUPPLIER reasonable opportunities during the term hereof to inspect and monitor the activities of DISTRIBUTOR in order to ensure DISTRIBUTOR'S use of the trademarks in accordance with SUPPLIER'S standards and instructions.  DISTRIBUTOR shall acquire no right, title or interest in such SUPPLIER trademarks other than the foregoing limited license, and DISTRIBUTOR shall not use any SUPPLIER trademarks as part of DISTRIBUTOR'S corporate or trade name or permit any third party to do so without the prior written consent of SUPPLIER.

9.2  Registration.  SUPPLIER shall use its best efforts to register the SUPPLIER trademarks specified in Exhibit V, as such Exhibit may be modified during the term of this Agreement, in such jurisdictions within the Territory in which SUPPLIER determines that registration is necessary or useful to the successful distribution of the Products.  In addition, in the event SUPPLIER believes that it is advisable to effect any filing or obtain any governmental approval or sanction for the use by DISTRIBUTOR of any of SUPPLIER'S trademarks pursuant to this Agreement, the parties shall fully cooperate in order to do so.  All expenses relating to the registration of SUPPLIER'S trademarks in the Territory as well as the making of any filing or obtaining any governmental approvals for the use by DISTRIBUTOR of SUPPLIER'S trademarks shall be borne by SUPPLIER.

9.3  Markings.  DISTRIBUTOR shall not, without the prior written consent of SUPPLIER, remove or alter any patent numbers, trade names, trademarks, notices, serial numbers, labels, tags or other identifying marks, symbols or legends affixed to any Products or containers or packages.

9.4  Infringements.  DISTRIBUTOR shall promptly notify SUPPLIER of any use by any third party of SUPPLIER'S trademarks or any use by such third parties of similar marks which may constitute an infringement or passing off of SUPPLIER'S trademarks.  SUPPLIER reserves the right in its sole discretion to institute any proceedings against such third party infringers and DISTRIBUTOR shall refrain from doing so.  DISTRIBUTOR agrees to cooperate fully with SUPPLIER in any action taken by SUPPLIER against such third parties, provided that all expenses of such action shall be borne by SUPPLIER and all damages which may be awarded or agreed upon in settlement of such action shall accrue to SUPPLIER.

9.5  Termination of Use.  DISTRIBUTOR acknowledges SUPPLIER'S proprietary rights in and to the SUPPLIER trademarks and any trade names regularly applied by SUPPLIER to the Products, and DISTRIBUTOR hereby waives in favor of SUPPLIER all rights to any trademarks, trade names and logotypes now or hereafter originated by SUPPLIER.  DISTRIBUTOR shall not adopt, use or register any words, phrases or symbols which are identical to or confusingly similar to any of SUPPLIER'S trademarks.  Upon termination of this Agreement, DISTRIBUTOR shall cease and desist from use of the SUPPLIER trademarks in any manner.  In addition, DISTRIBUTOR hereby empowers SUPPLIER and agrees to assist SUPPLIER, if requested, to cancel, revoke or withdraw any governmental registration or authorization permitting DISTRIBUTOR to use SUPPLIER trademarks in the Territory.

ARTICLE 10   TAXES

10.1  DISTRIBUTOR shall be solely responsible for and shall pay, or reimburse SUPPLIER for, all taxes, duties, import deposits, assessments and other governmental charges, however designated, which are now or hereafter imposed under or by any governmental authority or agency, that are (a) associated with the performance by SUPPLIER of its obligations hereunder the payment of any amount by DISTRIBUTOR to SUPPLIER pursuant to this Agreement, (b) based on the Products or their use, or (c) relate to the import of the Products into the Territory in accordance with then prevailing law or regulations.

ARTICLE 11   IMPORT AND EXPORT OF PRODUCTS

11.1  Import Documentation.  DISTRIBUTOR shall be responsible for obtaining all licenses and permits and for satisfying all formalities as may be required to import Products into the Territory in accordance with then prevailing law or regulations. SUPPLIER shall be responsible for furnishing DISTRIBUTOR with necessary documents or information for SUPPLIER to obtain all import licenses or permits.

11.2.  Export Regulations.  SUPPLIER shall be responsible for obtaining all licenses and permits and for satisfying all formalities as may be required to export Products out of the country it is located in accordance with the applicable laws and regulations.

ARTICLE 12    TERM AND TERMINATION

12.1  Term.  This Agreement shall take effect with respect to the Territory as of the date first above written and shall continue in force for the initial period specified in Exhibit III.  Thereafter, this Agreement shall be renewed for additional periods of one (1) year each, commencing on June 1 of each year, unless one of the parties shall have given the other written notice of its intention not to renewal of this Agreement no later than January 1 of that year.

12.2  Termination.  Notwithstanding the provisions of Section 13.1 below, this Agreement may be terminated in accordance with the following provisions:

(a)Either party hereto may terminate this Agreement at any time by giving notice in writing to the other party, which notice shall be effective upon dispatch, should the other party file a petition of any type as to its bankruptcy, be declared bankrupt, become insolvent, make an assignment for the benefit of creditors, go into liquidation or receivership, or otherwise lose legal control of its business, or should the other party or a substantial part of its business come under the control of a third party;

(b)Either party may terminate this Agreement by giving notice in writing to the other party should an event of Force Majeure continue for more than six (6) months as set forth in Section 13.5 below;

(c)Either party may terminate this Agreement by giving notice in writing to the other party in the event the other party is in material breach of this Agreement and shall have failed to cure such breach within thirty (30) days of receipt of written notice thereof from the first party;

(d)SUPPLIER may terminate this Agreement at any time on written notice within sixty (60) days after the end of the initial term or any renewal term as set forth in Section 12.1 above if, during such initial term or renewal term, SUPPLIER and DISTRIBUTOR shall have failed to agree at least sixty (60) days prior to the expiration of the initial term or any renewal term.

12.3  Rights and Obligations on Termination.  In the event of termination of this Agreement for any reason, the parties shall have the following rights and obligations;

(a)Termination of this Agreement shall not release either party from the obligation to make payment of all amounts then or thereafter due and payable or to perform all accepted orders or concluded agreements or contracts between the parties of this Agreements;

(b)SUPPLIER shall have the right tore purchase any part of all of DISTRIBUTOR'S inventory of Products in DISTRIBUTOR'S possession as of the termination date at SUPPLIER'S invoiced price to DISTRIBUTOR for such products and all transportation costs incurred thereunder shall be borne by SUPPLIER..

(c)DISTRIBUTOR'S obligations pursuant to Article 9 hereof shall survive termination of this Agreement.

(d)Within thirty (30) days of the effective date of termination of this Agreement, DISTRIBUTOR shall furnish SUPPLIER with a list of all DISTRIBUTOR'S customers and the place of destination of all Products sold which are still covered by a SUPPLIER warranty.  In addition, DISTRIBUTOR agrees to furnish SUPPLIER with complete information as to calls or the status of any negotiations for the sale of the Products.

12.4  No Compensation.  In the event either party terminates this Agreement for any reason in accordance with the terms hereof, the parties hereby agree that, subject to the provisions of Section 13.4 hereof and without prejudice to any other remedies which either party may have in respect of any breach of this Agreement, neither party shall be entitled to any compensation or like payment from the other as a result of such termination.

ARTICLE 13    FORCE MAJEURE

13.1  Definition.  Force Majeure shall mean any event or condition, not existing as of the date of signature of this Agreement, not reasonably foreseeable as of such date and not reasonably within the control of either party, which prevents in whole or in material part the performance by one of the parties of its obligations hereunder or which renders the performance of such obligations so difficult or costly as to make such performance commercially unreasonable.  Without limiting the foregoing, the following shall constitute events or conditions of Force Majeure:  acts of State or governmental action, riots, disturbance, war, strikes, lockouts, slowdowns, prolonged shortage of energy supplies, epidemics, fire, flood, hurricane, typhoon, earthquake, lightning and explosion.  It is in particular expressly agreed that any refusal or failure of any governmental authority to grant any export license legally required for the fulfillment by SUPPLIER of its obligations hereunder shall constitute an event of Force Majeure.

13.2  Notice.  Upon giving notice to the other party, a party affected by an event of Force Majeure shall be released without any liability on its part from the performance of its obligations under this Agreement, except for the obligation to pay any amounts due and owing hereunder, but only to the extent and only for the period that its performance of such obligations is prevented by the event of Force Majeure.  Such notice shall include a description of the nature of the event of Force Majeure, and its cause and possible consequences.  The party claiming Force Majeure shall promptly notify the other party of the termination of such event.

13.3  Confirmation.  The party invoking Force Majeure shall provide to the other party confirmation of the existence of the circumstances constituting Force Majeure.  Such evidence may consist of a statement or certificate of an appropriate governmental department or agency where available, or a statement describing in detail the facts claimed to constitute Force Majeure.

13.4  Suspension of Performance.  During the period that the performance by one of the parties of its obligations under this Agreement has been suspended by reason of an event of Force Majeure, the other party may likewise suspend the performance of all or part of its obligations hereunder to the extent that such suspension is commercially reasonable.

13.5  Termination.  Should the period of Force Majeure continue for more than six (6) consecutive months, either party may terminate this Agreement without liability to the other party, except for payments due to such date, upon giving written notice to the other party.

ARTICLE 14   ARBITRATION
14.1  Disputes.  Any dispute, controversy or claim arising out of or relating to this Agreement shall be submitted to China International Economic and Trade Arbitration Commission for arbitration which shall be conducted in accordance with the Commision’s arbitration rules in effect at the time of applying for arbitration. The arbitral award is final and binding upon both parties.
14.2  Governing Law.  This Agreement shall be governed by, and interpreted and construed in accordance with, the laws of the United States of America.

ARTICLE 15   MISCELLANEOUS

15.1  Relationship.  This Agreement does not make either party the employee, agent or legal representative of the other for any purpose whatsoever.  Neither party is granted any right or authority to assume or to create any obligation or responsibility, express or implied, on behalf of or in the name of the other party.  In fulfilling its obligations pursuant to this Agreement each party shall be acting as an independent contractor.

15.2  Assignment.  Neither party shall have the right to assign or otherwise transfer its rights and obligations under this Agreement except with the prior written consent of the other party; provided, however, SUPPLIER shall be entitled to assign any or all of its rights and obligations hereunder to any of its subsidiaries, provided that SUPPLIER shall remain fully liable for the performance of all its obligations hereunder; and further provided that a successor in interest by merger, by operation of law, assignment, purchase or otherwise of the entire business of either party shall acquire all rights and obligations of such party hereunder.  Any prohibited assignment shall be null and void.

15.3  Notices.  Notices permitted or required to be given hereunder shall be deemed sufficient if given by registered or certified air mail, postage prepaid, return receipt requested, addressed to the respective addresses of the parties as first above written or at such other addresses as the respective parties may designate by like notice from time to time.  Notices so given shall be effective upon (a) receipt by the party to which notice is given, or (b) on the fourteenth (l4th) day following the date such notice was posted, whichever occurs first.

15.4  Entire agreement.  This agreement, including exhibits I through vi attached hereto and incorporated as an integral part of this agreement, constitutes the entire agreement of the parties with respect to the subject matter hereof, and supersedes all previous distributorship agreements by and between supplier and distributor as well as all proposals, oral or written, and all negotiations, conversations or discussions heretofore had between the parties related to this agreement.  Distributor acknowledges that it has not been induced to enter into this agreement by any representations or statements, oral or written, not expressly contained herein.

15.5  Amendment.  This Agreement shall not be deemed or construed to be modified, amended, rescinded, cancelled or waived, in whole or in part, except by written amendment signed by the parties hereto.

15.6  Publicity.  This Agreement is confidential and no party shall issue press releases or engage in other types of publicity of any nature dealing with the commercial and legal details of this Agreement without the other party's prior written approval, which approval shall not be unreasonably withheld.  However, approval of such disclosure shall be deemed to be given to the extent such disclosure is required to comply with governmental rules, regulations or other governmental requirements.  In such event, the publishing party shall furnish a copy of such disclosure to the other party.

15.7  Severability.  In the event that any of the terms of this Agreement are in conflict with any rule of law or statutory provision or are otherwise unenforceable under the laws or regulations of any government or subdivision thereof, such terms shall be deemed stricken from this Agreement, but such invalidity or unenforceability shall not invalidate any of the other terms of this Agreement and this Agreement shall continue in force, unless the invalidity or unenforceability of any such provisions hereof does substantial violence to, or where the invalid or unenforceable provisions comprise an integral part of, or are otherwise inseparable from, the remainder of this Agreement.
15.8  Counterparts.  This Agreement shall be executed in two or more counterparts in the English language, and each such counterpart shall be deemed an original hereof.  In case of any conflict between the English version and any translated version of this Agreement, the English version shall govern.

15.9  Waiver.  No failure by either party to take any action or assert any right hereunder shall be deemed to be a waiver of such right in the event of the continuation or repetition of the circumstances giving rise to such right.

IN WITNESS WHEREOF, The parties have caused this Agreement to be executed on the date first above written.

GOLDEN OASIS NEW ENERGY GROUP , a corporation duly organized under the laws of State of Nevada, United States of America

By	Kemling Li,
President

ZHEJIANG UNITED POWER ENERGY CO.,LTD,a corporation duly organized under the laws of the People’s Republic of China

By:	/s/ D. Chen

EXHIBIT I

Products
1, we are offering new types of lithium-ion batteries to meet customers' different requirements,our main products are as following:
>> Lithium Ion Battery which can actively assemble into 24V/48V ….10A/15A etc with different kinds of battery package
 18650series
 26650 series

 226888 series
 186572 series
 186592 series

>>Lithium Battery PACKS
 LEV battery series (E-bike, e-motorcycle)
 EV,HEV battery series
 Power tool battery series
 Small battery packs
We have a top-class research and development team, with self-developed techniques for the manufacturing of high-power lithium batteries, which have been devised after decades of research and development by the company well-educated professional team of engineers.

2,Our products fit to HEV, electric-power bikes and mopeds, miner's lamps, digital products, electric-power tools, electric-power sources for instruments and meters, battery cells as well as high-speed charge and discharge products that can be used in a variety of industries, including in the military industries.